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March 30, 1998


Mr. Joshua Kane
Chief Financial Officer
Mark Centers Trust
600 Third Avenue
Kingston, PA 18704-1679

Dear Mr. Kane:

In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of Mark Centers Trust's (the "Company's") inability to timely file its annual report on Form 10-K for the year ended December 31, 1997, the factors described in the succeeding paragraph make impossible the submission of our report as of a date which will permit timely filing of your 1997 annual report to the Commission.

The Company has engaged a third party to provide certain financial information with respect to the Company's assets. Such financial information is anticipated to be received during the first week of April 1998. This financial information is significant corroborative data which is required to be evaluated by us prior to the completion of our 1997 audit of the Company.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

                                  Very truly yours,

                                  Ernst & Young LLP